AMENDMENT TO THE HUNTINGTON STRATEGY SHARES

INVESTMENT ADVISORY AGREEMENT

THIS AMENDMENT TO THE HUNTINGTON STRATEGY SHARES INVESTMENT ADVISORY AGREEMENT (“Amendment”) dated as of August 19, 2014 is by and between The Huntington Strategy Shares (the “Trust”) and Huntington Asset Advisors, Inc. (the “Adviser”).

W I T N E S S E T H:

WHEREAS, the Trust and Adviser are parties to that certain Huntington Strategy Shares Investment Advisory Agreement dated as of May 11, 2012 (such agreement, together with all exhibits, schedules, amendments, modifications, restatements, or other supplements thereto, and any other documents executed or delivered in connection therewith, the “Original Agreement”);

NOW, THEREFORE, in consideration of the promises and mutual covenants herein contained, and intending to be legally bound hereby, the parties hereto agree as follows:

1. Schedule A to the Original Agreement is hereby deleted in its entirety and replaced with the Amended and Restated Schedule A attached hereto and made a part hereof.

2. Unless otherwise specified, capitalized terms used herein and not otherwise defined herein shall have the meaning assigned to them in the Original Agreement.

3. All references in the Original Agreement to the “Agreement” shall be deemed to be references to the Original Agreement, as amended hereby.

4. Except as expressly provided herein, the Original Agreement shall remain in full force and effect without any modification, amendment or change.

5. If any term, provision, covenant or condition of this Amendment, or any application hereof, should be held by a court of competent jurisdiction to be invalid, void or unenforceable, all provisions, covenants, and conditions of this Amendment, and all applications hereof, not held invalid, void or unenforceable, shall continue in full force and effect and shall in no way be affected, impaired or invalidated thereby, provided that the invalidity, voidness or unenforceability of such term, provision, covenant or condition does not materially impair the ability of the parties hereto to consummate the transactions contemplated hereby.

IN WITNESS WHEREOF, this Amendment has been executed as of the date set forth above by a duly authorized officer of each party.

HUNTINGTON ASSET ADVISORS, INC.		HUNTINGTON STRATEGY SHARES

By:	/s/ B. Randolph Bateman	By:	/s/ R. Jeffrey Young
Name: B. Randolph Bateman		Name: R. Jeffrey Young
Title: President		Title: Chief Executive Officer

EXHIBIT A

SCHEDULE A

TO THE INVESTMENT ADVISORY AGREEMENT

BETWEEN

THE HUNTINGTON STRATEGY SHARES AND

HUNTINGTON ASSET ADVISORS, INC.

Amended as of August 19, 2014

Portfolio	Fee (as a percentage of average daily net assets)
Huntington US Equity Rotation Strategy ETF	0.60%
Huntington EcoLogical Strategy ETF	0.60%

IN WITNESS WHEREOF, each of the parties hereto has caused this instrument to be executed in its name and on its behalf by its duly authorized representative as of the date first above written.

HUNTINGTON ASSET ADVISORS, INC.		THE HUNTINGTON FUNDS

By:	/s/ B. Randolph Bateman	By:	/s/ R. Jeffrey Young
Name: B. Randolph Bateman		Name: R. Jeffrey Young
Title: President		Title: Chief Executive Officer

This Schedule A, amended as of August 19, 2014, is hereby incorporated and made part of the Investment Advisory Agreement dated May 11, 2012, between the Trust and Huntington Asset Advisors, Inc., as amended (the “Agreement”), and replaces any and all prior versions of Schedule A to the Agreement.

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